EXHIBIT 2.1

DESCRIPTION OF THE RIGHTS OF EACH CLASS OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

References herein to “we,” “us,” “our” and the “Company” refer to Metalink Ltd.

Set out below is a description of our share capital and certain provisions of our memorandum of association, or memorandum, and articles of association and the Israeli Companies Law (including regulations thereunder) related to such provisions. This description is only a summary and does not purport to be complete and is qualified by reference to the full text of the memorandum and articles of association, which are incorporated by reference as exhibits to the annual report of which this Exhibit 2.1 is part, or the Annual Report, and to the applicable sections of the Israeli Companies Law.

Objects and Purposes

We were first registered under Israeli law on September 7, 1992 as a private company, and on December 14, 1999 became a public company.  Our registration number with the Israeli registrar of companies is 52-004448-8.

Our objects and purposes include a wide variety of business purposes as set forth in Section 2 of our memorandum.

Authorized Share Capital

Our authorized share capital consists of 100,000,000 ordinary shares of a nominal value of NIS 1.0 each.

Under our memorandum and articles of association as well as the Companies Law, the liability of our shareholders is limited to the payment of the nominal value of the shares allotted to them and which remains unpaid, and only to that amount.

All outstanding ordinary shares, are validly issued, fully paid and non-assessable.

Rights Attached to our Shares

The key rights attached to our ordinary shares are as follows:

Dividend Rights. Our articles of association provide that our Board of Directors may from time to time, declare such dividend as may appear to be justified. Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company’s articles of association require otherwise (and our articles of association do not include such requirement).  Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of our ordinary shares are entitled to receive dividends according to their rights and interest in our profits. Any dividend unclaimed after a period of seven years from the date of its declaration, shall be forfeited and reverted to us, provided, however, that our Board of Directors may, at its discretion, cause us to pay any such dividend or any part thereof, to a person who would have been entitled thereto, had the same not reverted to us.

The Companies Law imposes restrictions on our ability to declare and pay dividends. According to the Companies Law, a company may make “distributions”, as such term is defined in the Companies Law (which definition includes distribution of dividends and “acquisition”, as such term is defined in the Companies Law) only out of its “profits,” as such term is defined in the Companies Law and provided that there is no reasonable concern that the distribution will prevent such company from satisfying its existing and foreseeable obligations as they become due. “Profits”, for purposes of the Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by the most recent audited or reviewed financial statements of the company prepared no more than six months prior to the date of distribution.

Notwithstanding the foregoing, even where there are no sufficient profits, distributions may be made with the approval of a court. However, for companies whose shares are traded outside of Israel, such as Metalink, court approval is not required if the proposed distribution is in the form of an acquisition (which definition includes repurchasing our own shares), provided that we notify our creditors of the proposed acquistion and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the acquisition. In each case, we are only permitted to make the distribution if our Board of Directors and, if applicable, the court, determines there is no reasonable concern that such distribution will prevent us from satisfying our existing and foreseeable obligations as they become due.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.  The ordinary shares do not have cumulative voting rights in the election of directors.  As a result, holders of ordinary shares that represent more than 50% of the voting power present at the meeting have the power to elect all the directors, other than external directors.

Rights to Share in the Company’s Profits. Our board has the power to cause any moneys, investments, or other assets forming part of the undivided profits of the company, standing to the credit of a reserve fund for the redemption of capital, to be capitalized and distributed among such shareholders as would be entitled to receive the same if distributed by way of dividend.

Liquidation Rights. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings.  This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions. We may, subject to applicable law, issue redeemable shares and redeem the same, and our board may redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings.

Preemptive Rights; Redemption. Our ordinary shares do not have preemptive rights and are not redeemable.

Transfer of Shares. Fully paid ordinary shares are issued in registered form and may be transferred pursuant to our articles of association, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

Modification of Rights

Unless otherwise provided by our articles of association, rights attached to any class may be modified or abrogated by a resolution adopted in a general meeting approved by a simple majority of the voting power represented at the meeting in person or by proxy and voting thereon, subject to the sanction of a resolution passed by majority of the holders of a majority of the shares of such class present and voting as a separate general meeting of the holders of such class.

Shareholders’ Meetings and Resolutions

Our annual general meetings are required to be held once in every calendar year at such time (within a period of not more than fifteen months after the last preceding annual general meeting) and at such place determined by our board. All general meetings other than annual general meetings are called extraordinary general meetings.

Our board may, whenever it thinks fit, convene an extraordinary general meeting at such time and place as it determines, and, in general, shall be obligated to do so upon the requisition in writing of any of: (i) two directors or one fourth of the then serving directors; or (ii) for companies whose shares are traded outside of Israel, such as Metalink, one or more shareholders who hold either at least 10% of our issued share capital and at least 1% of the voting rights in Metalink or at least 10% of the voting rights in Metalink. In addition, one or more shareholders holding at least (i) 5% of the voting rights in Metalink may request our Board of Directors to add an item that relates to the election or removal of a director to the agenda of a  shareholders’ meeting to be convened in the future and (ii) 1% of the voting rights in Metalink may request our Board of Directors to add an item to the agenda of a shareholders’ meeting to be convened in the future that relates to other matters; provided that such items must be appropriate for inclusion on the agenda of the meeting.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy, who hold or represent between them at least 33.3% of the outstanding voting shares, unless otherwise required by applicable rules. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. At such reconvened meeting the required quorum consists of any two members present in person or by proxy.

Under the Companies Law, shareholder meetings generally require prior notice of not less than 21 days or, with respect to certain matters, such as affiliated party transactions, not less than 35 days. However, in a company that has a controling shareholder that owns more than 50% of the outstanding shares, like Metalink, shareholder meetings generally require prior notice of only 14 days with respect to matters, such as election of directors (other than external directors), for which the requisite majority to pass the resolution is a majority that will allow the controlling shareholder to direct the outcome of the vote (i.e., a simple majority).

Under our articles of association, all resolutions of our shareholders require a simple majority of the shares present, in person or by proxy, and voting on the matter, except (i) a resolution for the winding up of Metalink that requires a special majority vote of at least 75% of the votes of shareholders present, in person or by proxy, and voting at the meeting, and (ii) as otherwise required by the Companies Law.

Limitation on Owning Securities

The ownership of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum and articles of association or the laws of the State of Israel, except for citizens of countries which are in a state of war with Israel, who may not be recognized as owners of our ordinary shares.

Duties of Shareholders

Disclosure by Controlling Shareholders. Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company.  A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that owns 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights, but excluding a shareholder whose power derives solely from his or her position on the board of directors or any other position with the company.

Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, generally require the approval of the audit committee, the board of directors and the shareholders, in that order. The shareholder approval must include at least a majority of the shares of non-interested shareholders voted on the matter. However, the transaction can be approved by shareholders without this special majority approval if the total shares of non-interested shareholders that voted against the transaction do not represent more than 2% of the voting rights in the company.

In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Israeli Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.

General Duties of Shareholders.  In addition, under the Companies Law, each shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or prevent the appointment of an office holder or any other power with respect to the company.

Change of Control

There are no specific provisions of our memorandum or articles of association that would have an effect of delaying, deferring or preventing a change in control of us or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and a vote of the majority of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares, representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party), vote against the merger.  Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger.  In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for approval of the merger have been filed with the Israeli Registrar of Companies by each merging company and (ii) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a "special tender offer" if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder of the company. An acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company.  The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a "full tender offer" for all of the outstanding shares.  In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it.  Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

Finally, Israeli tax law treats some acquisitions, such as stock-for-stock acquisitions exchanges between an Israeli company and another company less favorably than does U.S. tax law. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation, to taxation prior to the sale of the shares received in such stock-for-stock swap.

Access to Corporate Records

Under the Companies Law, shareholders generally have the right to review minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our annual audited financial statements and any document that we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interests or protect a trade secret or patent.

Board of Directors

General. According to the Companies Law and our articles of association, the oversight of the management of our business is vested in our Board of Directors. The Board of Directors may exercise all powers and may take all actions that are not specifically granted to our shareholders. As part of its powers, our Board of Directors may cause us to borrow or secure payment of any sum or sums of money for our purposes, at times and upon terms and conditions as it thinks fit, including the grant of security interests in all or any part of our property. The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Director Interests and Compensation. Under the provisions of the Israeli Companies Law and our articles of association, a director generally cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is personally interested. In addition, our directors generally cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting. See Item 6(C). “Directors, Senior Management and Employees – Board Practices – Approval of Specified Related Party Transactions Under Israeli Law” of our Annual Report.

Number and Election of Directors. According to our articles of association, our Board of Directors may consist of between four (4) and nine (9) directors. In addition, under the Israeli Companies Law, companies incorporated under the laws of Israel whose shares are listed for trading on a stock exchange or have been offered to the public in or outside of Israel, such as Metalink, are generally required to appoint at least two external directors. Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors. See Item 6(C). “Directors, Senior Management and Employees – Board Practices” of our Annual Report.